As filed with the Securities and Exchange Commission on November 10, 2025

Registration No. 333-262037

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

BAKKT HOLDINGS, INC.

(Exact name of Registrant as specified in its Charter)

Delaware	41-2324812
(State or Other Jurisdiction of Incorporation or Organization)	(IRS Employer Identification Number)

One Liberty Plaza, One Liberty St., Ste. 305-306,

New York, New York 10006

(Address of Principal Executive Offices, including zip code)

Second Amended and Restated Bakkt Equity Incentive Plan

(Full Title of Plan)

Akshay Naheta

Chief Executive Officer

One Liberty Plaza, One Liberty St., Ste. 305-306,

New York, New York 10006

(678) 534-5849

(Name, address and telephone number, including area code, of agent for service)

Copies to:

Jared M. Fishman Matthew Goodman Mario Schollmeyer Sullivan & Cromwell LLP 125 Broad Street New York, NY 10004 (212) 558-4000	Marc D’Annunzio General Counsel One Liberty Plaza, One Liberty St., Ste. 305-306, New York, New York 10006 (678) 534-5849

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

POST-EFFECTIVE AMENDMENT TO DEREGISTER UNSOLD SHARES OF CLASS A COMMON STOCK AND WITHDRAW OUR FORM S-8 REGISTRATION STATEMENT

On January 6, 2022, Bakkt Intermediate Holdings, Inc. (formerly “Bakkt Holdings, Inc.”) (the “Predecessor Registrant”) filed with the Securities and Exchange Commission (“SEC”) a registration statement on Form S-8 (Registration No. 333-262037) (the “Registration Statement”), registering 16,148,596 shares of the Predecessor Registrant’s Class A common stock, par value $0.0001 per share, issuable pursuant to the exchange of common units (“Opco Common Units”) of Bakkt Opco Holdings, LLC, a Delaware limited liability company f/k/a Bakkt Holdings, LLC (“Opco”), and a corresponding number of shares of the Predecessor Registrant’s Class V common stock, par value $0.0001 per share (“Class V Common Stock,” and each share of Class V Common Stock, when coupled with one Opco Common Unit, a “Paired Interest”), underlying outstanding equity grants previously made under the Second Amended and Restated Bakkt Equity Incentive Plan (the “Plan”).

Effective as of November 3, 2025 (the “Effective Date”), the Predecessor Registrant merged (the “Merger”) with and into Bakkt Merger Sub 1, Inc., a Delaware corporation (“Merger Sub”) and a direct wholly-owned subsidiary of Bakkt Holdings, Inc. (formerly “Bakkt NewCo Holdings, Inc.”), a Delaware corporation (the “Successor Registrant”), pursuant to which the Predecessor Registrant became a direct wholly-owned subsidiary of the Successor Registrant, in accordance with the Agreement and Plan of Merger, dated November 3, 2025, among the Predecessor Registrant, the Successor Registrant and Merger Sub. For the purposes of this post-effective amendment (this “Amendment”) and the Registration Statement, (i) as of any time prior to the Effective Date, references to the “Company” mean the Predecessor Registrant and (ii) as of the Effective Date and thereafter, references to the “Company” mean the Successor Registrant.

As a result of the Merger, the Paired Interests underlying outstanding equity grants previously made under the Plan were automatically converted into shares of the Successor Registrant’s Class A common stock, par value $0.0001.

The Company has therefore terminated all offerings of its securities under the Registration Statement. In accordance with an undertaking made by the Company in the Registration Statement to remove from registration by means of a post-effective amendment any and all securities registered under the Registration Statement that remain unsold at the termination of the offerings, the Company hereby removes from registration any securities registered under the Registration Statement which remained unsold as of the Effective Date.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on November 10, 2025.

BAKKT HOLDINGS, INC.

By:	/s/ Akshay Naheta
Akshay Naheta
Chief Executive Officer and Director

Pursuant to the requirements of the Securities Act, this Post-Effective Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the 10th day of November, 2025.

Signature	Title

/s/ Akshay Naheta Akshay Naheta	Chief Executive Officer and Director (Principal Executive Officer)

/s/ Karen Alexander Karen Alexander	Chief Financial Officer (Principal Financial Officer)

Signature	Title

/s/ Joseph Henderson Joseph Henderson	Chief Accounting Officer (Principal Accounting Officer)

/s/ Sean Collins Sean Collins	Chair of the Board of Directors

/s/ Madelyn Alden Schwartzer Madelyn Alden Schwartzer	Director

/s/ Michael Alfred Michael Alfred	Director

/s/ Colleen Brown Colleen Brown	Director

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